Exhibit 5.2

[GT Letterhead]

November 4, 2010

American Renal Holdings, Inc.

66 Cherry Hill Dr.

Beverly, MA 01915

Ladies and Gentlemen:

This firm has acted as special counsel to those limited partnerships that are subsidiaries of American Renal Holdings Inc., a Delaware corporation (“American Renal Holdings”), that are listed on Schedule 1 attached hereto as the Texas Limited Partnership Guarantors (the “Texas Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by American Renal Holdings and its subsidiaries listed in the Registration Statement, including the Texas Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to $250,000,000 aggregate principal amount of American Renal Holdings’ 8.375% Senior Secured Exchange Notes due 2018 (the “Exchange Notes”) in exchange for up to $250,000,000 aggregate principal amount of American Renal Holdings’ outstanding 8.375% Senior Secured Notes due 2018, and the related joint and several, full and unconditional guarantees of payment of the principal and interest on the Exchange Notes on a senior secured basis included in Article X of that certain Indenture (as defined below) by the guarantors party thereto (including the Texas Guarantors) (the “Guarantees”). The Exchange Notes and the Guarantees will be issued under an indenture, dated as of May 7, 2010 (the “Indenture”), among American Renal Holdings, the guarantors party thereto (including the Texas Guarantors), and Wilmington Trust FSB, as trustee and notes collateral agent. This opinion letter is furnished to you at your request to enable American Renal Holdings and the Texas Guarantors to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. We have also assumed the validity and constitutionality of each statute covered by this opinion letter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on applicable provisions of the Texas Business Organizations Code, as amended (the “TBOC”). For the purposes of this paragraph, such laws shall include the statutory provisions contained in the TBOC, all applicable provisions of the Texas Constitution and the reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) Each of the Texas Guarantors is validly existing as a limited partnership and in good standing as of November 3, 2010 under the laws of the State of Texas.

(b) The execution, delivery and performance by each of the Texas Guarantors of the Indenture and the Guarantees have been duly authorized by all necessary limited partnership action of each of the Texas Guarantors, and the Indenture has been duly executed and delivered on behalf of each of the Texas Guarantors.

(c) The performance on the date hereof by each of the Texas Guarantors of the Indenture and the Guarantees does not violate (i) the Certificate of Limited Partnership, as amended, or Agreement of Limited Partnership of either of the Texas Guarantors or (ii) the TBOC.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act. We further consent to the reliance by Simpson Thacher & Bartlett LLP on our opinions in rendering its opinions to American Renal Holdings on the date hereof, it being understood that our opinion speaks only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our opinion.

Sincerely,

/s/ GREENBERG TRAURIG LLP

GREENBERG TRAURIG LLP

SCHEDULE 1

Texas Limited Partnership Guarantors

1.	American Renal Texas L.P.

2.	American Renal Texas II, L.P.

3